Exhibit 10.2
AGREEMENT
between
Fiserv Solutions, Inc.
255 Fiserv Drive
Brookfield, WI 53045-5815
and
United Bankshares, Inc.
500 Virginia Street
Charleston, WV 25392
Date: January 1, 2005
Proprietary and Confidential

AGREEMENT dated as of January 1, 2005 (“Agreement”) between Fiserv Solutions, Inc., a Wisconsin corporation (“Fiserv”), and United Bankshares, Inc., (“Client”).

Fiserv and Client hereby agree as follows:
1.	Term. The initial term of this Agreement shall end 7 years following the date written above (“Effective Date”). Unless written notice of non-renewal is provided by either party at least 365 days prior to expiration of the initial term or any renewal term, this Agreement shall automatically renew for an additional term of one year.
2.	Services.
(a)	Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services (“Services”) and products (“Products”) (collectively, “Fiserv Services”) described in the attached Exhibits:

Exhibit A – Account Processing Services

Exhibit B – Materials Purchased Through Fiserv

Exhibit C – Software Products

Exhibit D – E-Commerce Services

Exhibit E – Development Services

Exhibit F – Item Processing Services

The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

(b)	Implementation Services. Fiserv will provide services (i) to convert Client’s existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services. These activities are referred to as “Implementation Services”. Client agrees to cooperate with Fiserv in connection with Fiserv’s provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for all out-of-pocket expenses associated with Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services.

(c)	Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client’s use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv’s property.
3.	Fees for Fiserv Services.
(a)	General. Client agrees to pay Fiserv:
(i)	all fixed fees for the current month applicable to each Service and/or Product;

(ii)	all other fees calculable up to the date of invoice

(iii)	out of pocket charges for the month payable by Fiserv for the account of Client; and

(iv)	taxes (as defined below) thereon (collectively, “Fees”).
Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client’s actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Fees billed to reflect appropriate changes in actual use of Fiserv Services. Fees may be increased from time to time as set forth in the Exhibits. Fiserv agrees to hold the rates for SourceOne variable services currently being used for the term of the agreement and for those not used for a period of three years from the Effective Date of the Agreement; except, however, for any service provided by a third party. Such service rates may be increased upon any increase by the third party. Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements Major System Enhancements (“Major System Enhancement” defined as any required change that would increase the Fixed Monthly Fee by 20 percent for all Fiserv clients) to comply with changes in law, government regulation, or industry practices.

(b)	Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client’s behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee as set forth in the Exhibits. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv’s service center(s), Client’s site(s), and any applicable clearinghouse, regulatory agency, or Federal Reserve Bank.

(c)	Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services (“Taxes”). In no event shall “Taxes” include taxes based upon Fiserv’s net income.

(d)	Payment Terms. Fees for Fiserv Services are due and payable monthly via ACH draft. The invoice shall be mailed by the 10th day of each month to be received by Client no later than the 15th day of each month and will contain:
(i)	all fixed fees for the current month applicable to each Service and/or Product;

(ii)	all other fees calculable up to the date of invoice; and

(iii)	sales or other taxes thereon.
Detail supporting charges appearing on the invoice will be provided within 15 days at client’s request. On the last business day prior to the end of each month, Fiserv shall initiate a draft from a demand deposit account designated by Client in the total amount due on all Fiserv invoices to Client produced that month. Client shall have 60 days from the date of invoice to notify Fiserv of a disputed amount, and Fiserv shall have 30 days from receipt of such notification to provide a response. *
4.	Access to Fiserv Services.
(a)	Procedures. Client agrees to comply with applicable regulatory requirements and operating and access procedures for use of Services established by Fiserv.

(b)	Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the “Fiserv System”) to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv’s service center(s). Fiserv will notify Client of any material change that affects Client’s normal operating procedures, reporting, or service costs prior to implementation of such change. *

(c)	Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client’s access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

(d)	Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client’s location(s), Fiserv’s service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.
5. Client Obligations.
(a)	Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible certified equipment and software; Client agrees to pay Fiserv’s standard fee for recertification of the Fiserv System resulting from the purchase of equipment or software not previously certified by Fiserv.

(b)	Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client’s site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(c)	Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions or discrepancies. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.

(d)	Client’s Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and otherwise capable of passing and/or accepting data from and/or to the Fiserv System.
6.	Ownership and Confidentiality.
(a)	Definition.
(i)	Client Information. “Client Information” means: (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client’s customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

(ii)	Fiserv Information. “Fiserv Information” means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv’s proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

(iii)	Information. “Information” means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.
(b)	Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party (“Discloser”). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Fiserv specifically agrees that it will not use any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser’s written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. Not withstanding anything to the contrary in this Section 6 (b), Client may share output files, formats, and layouts for which development fees were paid to Fiserv through the development process defined in Exhibit E with third parties without the prior written consent of Fiserv. The provisions of this sub-section survive any termination or expiration of this Agreement.

(c)	Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities (“Residuals”), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

(d)	Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

(e)	Information Security. Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding nonpublic personal information about Client’s customers as adopted by any federal financial regulatory agency having authority over Client’s and consumer affairs. These measures will include taking appropriate actions to address incidents of unauthorized access to Client’s sensitive customer and consumer information, including notification to Client as soon as possible of any such incident.

(f)	Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.
7.	Regulatory Agencies, Regulations and Legal Requirements.
(a)	Client Files. Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when formally requested to do so by an authorized regulatory or government agency. Fiserv will notify Client in such instance unless prohibited by court order or other governing body.

(b)	Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:
(i)	submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence or anytime as required by the appropriate regulatory agency;

(ii)	providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;

(iii)	retaining records of its accounts as required by regulatory authorities;

(iv)	obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and

(v)	maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.
8.	Warranties.
(a)	Fiserv Warranties. Fiserv represents and warrants that:
(i)	(A) Services will conform to the specifications set forth in the Exhibits and documentation; (B) Fiserv will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal regulations governing Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within 10 days after Client’s receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client’s behalf by a third party, or by Client’s failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv’s then current time and material rates; and

(ii)	It owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.
THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.
(b)	Client Warranties. Client represents and warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has complied with all applicable regulatory requirements; and (iii) it has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (iv) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (v) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (v) hereof shall not preclude Client’s recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.

9.	Limitation of Liability.
(a)	General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT’S USE OF FISERV SERVICES, OR FISERV’S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV’S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO * PRECEDING THE DATE THE CLAIM ACCRUED. *

(b)	Lost Records. If Client’s records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv’s liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client’s possession.
10.	Disaster Recovery.
(a)	General. Fiserv maintains a disaster recovery plan (“Disaster Recovery Plan”) for each Service provided by Fiserv as outlined in the Disaster Recovery Plan. A “Disaster” shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv’s service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv shall move the processing of Client’s standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services. *

(b)	Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

(c)	Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan annually. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client’s request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.

(d)	Client Plans. Fiserv agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan. Fiserv agrees to cooperate with Client in the development and testing of Client’s disaster recovery plan, at Client’s expense.

(e)	No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv’s service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.
11.	Termination.
(a)	Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

(b)	Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any Core Services data from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client’s access to and use of Fiserv Services. However, Fiserv may not exercise its right to terminate the Agreement and/or Client’s access to and use of the Fiserv Services unless and until Fiserv has sent written notice to Client’s President that the invoice remains unpaid and the invoice is not paid in full within ten (10) days of receipt of such notice. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 45 days of the invoice date specifying the nature of the disagreement.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(c)	Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

(d)	Defaults. If Client:
(i)	defaults in the payment of any sum of money due and fails to remedy such breach as set forth in Section 11(b);

(ii)	breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations and fails to cure such breach as set forth in Section 11(a); or

(iii)	commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;
then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated based on the average bills for the 3 months immediately preceding the date of termination for services provided by Fiserv, exclusive of pass through costs as part of Client billing. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.
(e)	Convenience. Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the average of Client’s three most recent invoices for each Fiserv Service received by Client *, plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

(f)	Merger. In the event of a merger between Client and another organization in which (A) Client is not the surviving organization, (B) where the other organization is not currently a user of Fiserv services similar to the Services being provided hereunder, and (C) Client shall convert from Fiserv’s Services directly to the surviving organization, Fiserv will allow an early termination of this Agreement upon the following terms and conditions:
(i)	Written notice must be given 6 months in advance, specifying the deconversion date;

(ii)	Fiserv may specify a deconversion date (not more than 30 days after the requested deconversion date), based on its previous commitments and work loads; and

(iii)	Fiserv may charge a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the Client’s average monthly invoice (using the three months immediately preceding Fiserv’s receipt of written notice) * plus any unamortized conversion fees or third party costs existing on Fiserv’s books on the date of deconversion.

*
(g)	Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv Information requested. After notification by the Client in writing, Fiserv shall be permitted to destroy Client files. Notification by the Client must be received within 30 days from the final use of Client files for processing.
(h)	Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client’s premises.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

12.	Dispute Resolution.
(a)	General. Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least 1 of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

(b)	Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1–16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of Wisconsin, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

(c)	Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Milwaukee, Wisconsin, the proceedings to resolve the second such dispute shall be held in Charleston, West Virginia, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin and Charleston, West Virginia.
13.	Insurance. Fiserv carries the following types of insurance policies:
(a)	Commercial General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;

(b)	Commercial Crime covering employee dishonesty in an amount not less than $5 million;

(c)	All-risk property coverage including Extra Expense and Business Income coverage; and

(d)	Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer’s Liability.
14.	Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit as billed to each Fiserv client receiving services. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv’s provision of Services.
15.	General.
(a)	Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv’s prior written consent. Client agrees that Fiserv may subcontract any services to be performed hereunder. However, Fiserv agrees not to subcontract its Core Services without prior written consent of Client and such consent will not be unreasonably withheld. Any such subcontractors shall be required to comply with all applicable terms and conditions.

(b)	Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

(c)	Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

(d)	Governing Law. This Agreement will be governed by the substantive laws of the State of Wisconsin, without reference to provisions relating to conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(e)	Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

(f)	Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

(g)	No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

(h)	Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.’s audited consolidated financial statements.

(i)	Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.

(j)	Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

(k)	Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term “Client” shall include Client affiliates. Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) during the term of this Agreement without Fiserv’s prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity’s previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement. Not withstanding anything to the contrary in this Section 15 (k), Client may permit an affiliate acquired after the date of this Agreement to maintain an agreement in effect at the time of such acquisition with any other entity which is providing the services that are subject matter of this Agreement. However, Client may not move existing accounts or services covered under the scope of this Agreement from any existing affiliate to the data processing provider of the newly acquired affiliate during the initial term or any renewal term of this Agreement.

(l)	Recruitment of Employees. Each party agrees not to hire the other party’s employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with the other party’s prior written consent.

(m)	Publicity. Client and Fiserv shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

(n)	Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:	For Fiserv:

United Bankshares, Inc.	Fiserv Solutions, Inc.

By	/s/ Kenneth L. Greear	By	/s/ Jeff Brandmaier
Name	Kenneth L. Greear	Name	Jeff Brandmaier
Title	Executive Vice President	Title	President
Date	[November 15, 2005]	Date	[November 17, 2005]

Exhibit A
Account Processing Services
Client agrees with Fiserv as follows:
1.	Services. Fiserv will provide Client and Client accepts the Account Processing Services (the “Account Processing Services”) specified in the Account Processing Services Fee Schedule attached as Exhibit A - 1 hereto marked with a “F” in the left margin, which represents that the Service is included in the Account Processing Services Fixed Monthly Fee. Other Services therein shall be provided when requested by Client and accepted by Fiserv.
2.	Fees. Fiserv will provide Client with the following Account Processing Services at the fees and prices indicated:
(a)	Fixed Monthly Fee. For an Account Processing Services Fixed Monthly Minimum Fee of $151,673, Fiserv agrees to provide and Client agrees to pay for the Services marked with an “F” in the left margin on Exhibit A - 1 of this Agreement. All other Services provided hereunder shall be provided to the Client upon reasonable request at then current pricing and in accordance with this Agreement. Fiserv will provide its variable services, as defined in Exhibit A - 1, at prices that Fiserv charges generally to its client base. The Client understands that the mix of services, volumes and other factors affect the price that Fiserv charges for its Variable Services.

(b)	Fee Adjustment Factors. The delivery of the Services involves factors and risks that may increase Fiserv’s cost of providing such Services. Notwithstanding the foregoing, Fiserv agrees to limit increases in its fees for those Services included in the Account Processing Services Fixed Monthly Fee as follows:
(i)	Inflation. Fiserv reserves the right to increase fees by the annual change in the U.S. Department of Labor Consumer Price Index (Consumer Price Index for All Urban Consumers (CPI-U): U. S. City Average). Fiserv shall use the change in the published index for the previous twelve months to compute the percentage increase in computing the fee for the next twelve months. *

(ii)	Volume Adjustment. For volume related Account Processing Services Fixed Monthly Fee adjustments, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee in accordance with the following:
A.	“Client Account Volumes” shall be defined as total open Deposit Accounts (Demand, Savings, and Time), and total open Retail Loan (Installment, Line of Credit and Mortgage) volumes and Commercial Loan Notes.

B.	Proposed volumes (“Proposed Volumes”) are those Client Account Volumes that were used to compute the Account Processing Services Fixed Monthly Fee above. In the first month following the conversion of any such Service, Fiserv shall validate Client’s Client Account Volumes as of the conversion (“Post Conversion Volumes”). In the event that the Post Conversion Volumes exceed or are less than the Proposed Volumes, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to Post Conversion Volumes.

C.	In the event that the Client acquires other financial institutions or branches or portfolios of accounts for which Fiserv will provide Account Processing Services, or elects to have Fiserv provide Account Processing Services to existing affiliates other than those contemplated by this Agreement, upon each such conversion Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to Post Conversion Volumes.

D.	In the event that Client sells branches or portfolios of accounts for which Fiserv provides Account Processing Services, upon each such deconversion, Fiserv shall recalculate the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to the post deconversion volumes. However, in no instance will the Fixed Monthly Fee be reduced below the Fixed Minimum Fee during the Term of this Agreement.

E.	Upon completion of each calendar year throughout the term of this Agreement, Fiserv shall reprice the Account Processing Services Fixed Monthly Fee by applying the per account charge presented below to then current year end Client Account Volumes, adjusted for any inflationary increases applied as described above.

Client Account Volumes	Per Account Charge

*	*

(c)	Conversion Fees.
(i)	Minimum Support Conversion. In the event that the Client acquires other financial institutions or branches or portfolios of accounts for which Fiserv will provide Account Processing Services, or elects to have Fiserv provide Account Processing Services to existing affiliates other than the aforementioned, or elects to implement additional Account Processing Services under the terms and conditions of this Agreement, Fiserv agrees to provide “Minimum Support” Conversion Services for a fee * . Reasonable out-of-pocket, pass-through or other third party expenses will be billed as incurred. Minimum Support shall include the services below. Additional support above the “Minimum Support” level will be quoted on a time and material basis.
A.	Comprehensive Project Plan for overall project

B.	Participate in regularly scheduled conversion meetings

C.	Balance vendor input to Fiserv output

D.	Application Conversion Task Plans for each converting application

E.	Automatic check for duplicate accounts against converting bank file

F.	Telephone first calls for all applications, including Technical Call

G.	Product Mapping

H.	Program Specifications for all applications where volume exceeds 300 accounts

I.	Conversion Programming for all applications where volume exceeds 300 accounts.

J.	Validation for all applications where volume exceeds 300 accounts

K.	1 — 2 sets of edits per application. Additional edits will be provided at no cost in the event of a Fiserv related error.

L.	1 CIF conversion to be completed in conjunction with the applications conversion

M.	Manual conversions for all applications where volume is less than 300 accounts

N.	2 weeks of telephone support for all applications where volume exceeds 300 accounts

O.	2 Automatic Merge to be scheduled at Client request
(ii)	Merger. In the event that Client elects to merge existing Affiliates into a consolidated bank during the term of this Agreement, Fiserv shall provide “Minimum Support” for each Affiliate merger for a fee * . Such Minimum Support shall include the following:
A.	Comprehensive Project Plan for overall project

B.	Programming for account re-coding on the non-surviving entity.

C.	Conversion planning conference calls

D.	Automatic check for duplicate accounts

E.	Telephone first calls for all applications

F.	Consolidation of Bank and Branch Numbers into a single entity

G.	Two set of output reports per application for Client verification. Additional reports will be provided at no cost in the event of a Fiserv related error.

H.	2 Automatic Merges to be scheduled at client request
(iii)	Additional support requests outside of those mentioned above that may be requested by the Client will be quoted on a time and material basis.

(iv)	Should Client acquire an entity currently processing on the SourceOne platform, Fiserv shall incorporate such entity into Client’s processing environment * . Fiserv shall use good faith efforts to minimize the costs associated with the acquisition of an entity using another Fiserv solution for core processing. *
3.	Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client promptly notifies Fiserv of any discrepancy in Client’s accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by Fiserv computer or software systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or other third-party servicers of Client.

4.	Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

5.	Reconstruction of Error Conditions. Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at prevailing rates as set forth in Exhibit A - 1.

6.	Major Software Enhancements and Custom Programming. All major software enhancements and custom programming will be subject to additional charges for processing and development in accordance with Exhibit A - 1 and Exhibit E hereto. Fiserv is obligated to keep its software market competitive and in federal regulatory compliance during the term of this Agreement.

7.	Protection of Data.
(a)	For the purpose of compliance with applicable government regulations, Fiserv has developed an operations backup center. Fiserv tests the procedure periodically to ensure the data center’s compliance. Fiserv maintains copies of transaction off premises in secured vaults.

(b)	Fiserv provides systems security utilizing commercially reasonable standards to protect Client Files from unauthorized access in compliance with applicable governmental regulations.

(c)	Upon Client providing access to Client Files through Client’s customers’ personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.
8.	Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.
9.	Regulatory Supervision. By entering into this Agreement, Fiserv agrees that regulatory agencies having authority over Client’s operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.
10.	Fiserv Compliance with Regulatory Requirements. Fiserv shall maintain the Fiserv Services and make all necessary changes to the Fiserv System and Fiserv Services to comply with all applicable federal, state, and local regulations that relate to the Fiserv Services (the “Applicable Laws”). Client agrees to notify Fiserv of changes in the Applicable Laws of which Client is aware. Fiserv may charge Client the pro rata portion of any costs to comply with state or local Applicable Laws divided among any other Fiserv clients requesting such work. Fiserv may request Client assistance regarding state and local Applicable Law interpretation and associated Fiserv Systems and Services change design and/or testing from time to time. Such assistance shall be provided by Client without charge to Fiserv.
11.	Additional Commitments. *

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit A - 1
Account Processing Services Fee Schedule

Monthly
Fee *	System or Service	Unit Price *	Description *

Account Analysis

Per Account

History Retention

Regional Pricing

Account Reconcilement

Per Item

Per Item

History Retention

Atchley Systems

Comply/Wire

Comply/CTR

ATM Special Services

ATM Statement Print Services

Balance File Transmissions

ATM Auto Reissue from Hotcard

ATM Visa Automated Exception Update

ATM Card Access to Line of Credit (LOC)

Audit Confirmation Reports

Automated Clearinghouse

Receiving Transactions/Items

Originations Transactions/Items

Originations Transactions/Items

RJE Origination

PDM’s (Company Processing)

Tape Conversion

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Automated Clearinghouse (Cont.)

ATM/POS File Processing

Daily Transmissions (From ATM switches and/or Clearing Houses)

Automated Returns

ACH Item Notices

Notification of Change

Direct Line Receiving from Fed

Direct Line Origination to Fed

Payroll Processing

Stop Payments/DNE

FEDI Receiving

FEDI Origination:

Customer Implementation

Customer Statement Implementation

Per Record

EPA (Electronic Payment Authorization)

Risk

Stop Payment Fee

AA Interface for Extended Statistics

Automated Settlement

EDI Fax File to Expedite

Browser Based Host Access

Access and Installation Fee

Bulk Filing

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

	Carreker Products		Fees are Per Institution

ONUS Fraud Implementation

ONUS Fraud Monthly Fee

Deposit Fraud Implementation

Deposit Fraud Monthly Fee

Central Marketing File

Implementation Fee

Standard Build

Special Options Build

Off-Cycle Build

Combined Interest

Commercial Loans

Consulting Services

Coupon Books

Credit Bureau Reporting

Custom Interfaces (Including Mailbox, FTP)

Implementation

Incoming Transmissions

Outgoing Transmissions

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Custom Interfaces (Including Mailbox, FTP) (Cont.)

FTP Internet Transmissions (FTP End Point User)

Federated Investors Interface

Customer Information File

Address Labels

Alpha-Key Merge

9-Digit Zip Code (ZIP+4)

National Change of Address (NCOA)

CRF Accounts (Alpha-Keys)

CRF Miscellaneous Accounts (Non-Fiserv Applications)

GEO Code

Foreign Citizen Backup Withholding

Global CRF Pricing Implementation

CIF Loan Liability Profile Report

CIF Request Report

Account Comments Report

Customer Comments Report

Address Standardization

Implementation

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Customer Information File (Cont.)

Address Standardization Run

Address Standardization Request Report

Address Standardization Monthly Fee

Customer to Customer Implementation

Customer to Customer Monthly Fee

Customer Reporting System

Delivery Point Bar Coding (DPBC)

Barcoding Notices

Data Access Service (DAS)

Per Record/Report

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Data Access Service (Cont.)

Storage

Weekend Discounts

Data Communications

Data Communications

Deconversion

Deconversion

Deluxe One Network

Access

Demand Deposits

Transactions Processed

Account Maintenance

Interest Bearing Accounts

Closed Accounts

Current Day Transaction File

History Retention:

Seven Day

Extended

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Demand Deposits (Cont.)

Mutual Funds Sweep

Statement Zip Code Sort

Service Charge Routine Implementation

Service Charge Routine Change

Accrual Adjustment Program

Account Number Production

Posting by Category Sort Option

DD Kiting Suspect Report

Combined Balance Service Charge

Current Month NOW Sweep Fee

Overnight Investments

DD Sweep Transactions

DD Sweep Notices

Automatic Transfer Items

Automatic Transfer Notices

Prior Day BAI Interface File

DD Daily Extract File

Controlled Disbursements

Escrow Management

Rent Security

Principal/Escrow

IOLA Reporting

Exception Processing

Cash Letter Implementation

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

General Ledger

GL Base Fee

Account Centers

GL Transactions

Budget:

Current and Next Year Versions

Working Year Version Optional

Prior Year Version Optional

Additional Budget Versions

Outgoing Interface Extract

Application Interfaces

GL Maintenance

GL Recurring Entries

Reports

EMR Reports

Interface Report Implementation

Interface Reports (As Passed Reports)

IE Ledger Trial Balances & Transaction Reports

Transaction History

90 Days Transaction History

Host Disaster Contingency Planning

Host/RJE Site Support

InformEnt Data Collection

Late Payment Interest Charge

Late Payment Interest Charge

Maturity Analysis Reporting

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Microfiche/CDs

Microfiche Originals

Microfiche Duplicates

OFAC

On-Demand Full File Scan Only

On-Demand Request Full File Scan

Daily All New Account Scan

Online Collections

Active Accounts — Online

History Accounts

Time Zone Indicator

Positive Pay

Presentment Items

Professional Services

Includes (but not limited to) Custom Programming (report and file creation, maintenance and fixes), and other Fiserv personnel assistance not covered by contract.

Telecommunications — Design and Consulting

Report Regeneration

Reference Materials

CD-ROM

First Two

Additional Copies

Paper Manuals (Products not on CD)

Repost Due to Client Error

Repost Due to Client Error

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Retail Loans

Open and Closed Accounts

Loan Interest Statements

Insurance Tape Creation

Promotional Extensions

National Credit Tool

Retirement Planning

Safe Deposit Box

Special Reports

Special Reports

Tape Creation

Test Bank

Test Bank Implementation Fee

Test Bank Fixed Monthly Fee

Teller Support

Inquiry and Data capture/Truncation

Third Party Review

PMM Audit Review — Original

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Monthly
Fee *	System or Service	Unit Price *	Description *

Time Deposits

Open and Closed Accounts

Draft Items

Service Charge Routine Implementation

Service Charge Routine Change

Accrual Adjustment Program

Tape for Coupon Book Production

History Retention

Statement Zip Code Sort

Training

Other Fiserv Training Services

View Direct

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit A — 2
Hours of Operation
The Fiserv Customer Service area will be in operation according to the following schedule:

Monday	8:00 A.M. — 8:00 P.M. EST
Tuesday	8:00 A.M. — 8:00 P.M. EST
Wednesday	8:00 A.M. — 8:00 P.M. EST
Thursday	8:00 A.M. — 8:00 P.M. EST
Friday	8:00 A.M. — 8:00 P.M. EST
The Fiserv Account Processing Center will observe national holidays.

Exhibit A — 3
Service Level Commitments
1.	Service Level Commitments. For purposes of the service level commitment categories set forth below, the described services shall be deemed to be “available” to Client if the Fiserv computer system, including all hardware and software necessary to provide the Client with the Services contemplated by this Agreement, is functioning and able to accept and process all input contemplated by this Agreement from Client and necessary to provide the Services in question. All service levels commitments shall be averaged over a calendar month and national holidays are excluded
(a)	Response Time. Fiserv shall provide response time for the central processor to receive an Inquiry transaction from the communications controller at the Fiserv data center, process that transaction and return the answer to the controller of * Client Local Time (“CLT”), Monday through Saturday.

(b)	Report Availability. Fiserv shall make available to the Client at the Fiserv Output Print System or other output distribution medium or product, critical reports for the Basic Services, no later than * CLT each business day or * CLT if such business day falls on the first calendar day of the month (General Ledger an additional 2 hours in each case), provided the Client has completed transmission of the data to be used in generating such reports to Fiserv no later than * CLT. Fiserv shall provide such reports to the Client for each Basic Service in accordance with the above schedule at least * . The “Basic Services” are Demand Deposits, Savings, Time Deposits, Account Reconcilement, Retail Loans, Commercial Loans and General Ledger. The algorithm to calculate availability is: 7 core applications multiplied by the number of processing days in a calendar month (average number is 22 days) or [(7 x 22) - 1] / 7 x 22 = ___%.

(c)	Teleprocessing Availability. Fiserv shall make its teleprocessing services available to the Client at least * CLT, Monday through Saturday, excluding overnight batch processing.

(d)	Network Professional Services. The Philadelphia Computer Center will provide 7 day/24 hour network support. All telecommunication lines supported by the Philadelphia Computer Center will be available 7 X 24 * . The Philadelphia Help Desk will act as the focal point for Client’s telecommunication issues. The Help Desk will provide Client with a status of an open * If the Help Desk is unable to resolve an issue during the initial call with Client, the issue will be elevated to the Philadelphia Network Control Center. The Network Control Center will begin problem determination *. The Network Control Center will assure that the appropriate carrier is notified of all circuit problems. Carrier escalation procedures include the following:

*

Internet Banking On—Line Availability. Fiserv shall make its Internet Banking on-line system available to Client at least * CLT, * and from * , excluding overnight batch processing, and excluding periods of scheduled system maintenance on Sundays, and excluding the Central Reference File application on Sundays.

(e)	Internet Banking Report Availability. Fiserv shall make its Internet Banking reports available to Client at its Internet Banking System server at least * of the time, twenty-four (24) hours per day.

(f)	Internet Banking Response Time. Fiserv uses the Gomez Performance Index to ensue response time remains competitive with other financial institutions within the industry. Fiserv will ensure that response time for the Internet Banking channel will *

Telephone Banking Report Availability. Fiserv shall make available to the Client at the Fiserv Output Print System or other output distribution medium or product requested by Client and agreed by Fiserv, all Telephone Banking Reports, no later than * CLT if such business day falls on the first calendar day of the month, provided that Client has completed transmission of the data to be used in generating such reports to Fiserv no later than

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

** .	Fiserv shall provide such reports to the Client for the Telephone Banking Service in accordance with the above schedule at least * .
2.	Cure. In the event that the Fiserv performance fails to meet the service level commitments set forth in this Section, the Client shall notify Fiserv in writing of such failure and shall work with Fiserv to specifically identify the problem. If a deficiency is determined by the parties, Fiserv shall institute cure procedures. If the deficiency is not cured within 90 days, * each month for each deficient service level commitment category until it is cured. If any deficiency persists for an additional 3 consecutive months * and upon receipt by Fiserv of prior written notice, the Client may elect to terminate this Agreement, without the payment of liquidated damages, upon payment of any fees or sums due pursuant to this Agreement and such termination shall be the Client’s sole and exclusive remedy. Fiserv agrees to cooperate with the Client to achieve the deconversion schedule.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit B
Material Purchased Through Fiserv
Client agrees to purchase, and Fiserv agrees to sell, hardware and software licenses on the terms and subject to the conditions set forth below:
1.	Equipment. Hardware and software licenses being purchased through Fiserv are described in each Exhibit B — n (“Material”). Client understands that Fiserv is acting as an independent sales organization representing each manufacturer or supplier (each, a “Supplier”) identified in each Exhibit B — n.

2.	Payment. *.

3.	Fiserv Obligations. Client also understands and agrees that the ability of Fiserv to obtain Material may be subject to availability and delays due to causes beyond Fiserv’s control. Fiserv shall promptly place any orders submitted under this Exhibit with each Supplier and shall, at Client’s direction, request expedited delivery whenever available.

4.	Insurance. Client shall be responsible for appropriate property insurance for all equipment, whether Client-owned or Fiserv-owned, within Client’s premises.

5.	Delivery and Installation.
(a)	Delivery. On Client’s behalf, Fiserv shall arrange for delivery of Material to the Installation Site on or about the date requested by Client (“Delivery Date”). In the absence of shipping instructions, Fiserv shall select a common carrier on Client’s behalf.

(b)	Installation. Fiserv shall arrange for the installation of the items of Material in consideration of the Installation Fees listed on each Exhibit B — n. Client shall not perform any installation activities without Fiserv’s written consent. Fiserv or its designee shall have full and free access to Material and the Installation Site until installation is completed. If a suitable installation environment is not provided by Client, then Fiserv shall be required to perform only as many normal installation procedures as it deems to be practicable within the available facilities. Installation of Material will take place during normal Fiserv business hours, Monday through Friday, exclusive of Fiserv holidays, unless otherwise agreed by Fiserv.

(c)	Installation Environment. Client shall provide a suitable installation environment for Material as specified by Fiserv or its agents and any and all other specifications provided to Client by Supplier or Fiserv. Unless Fiserv agrees to so provide, Client shall also be responsible for (i) furnishing all labor required for unpacking and placing Material in the desired location for installation; and (ii) physical planning including, but not limited to, floor planning, cable requirements, and safety requirements in accordance with the installation manual and any and all applicable building, electrical, or other codes, regulations, and requirements. All such physical planning shall be completed on or before the Delivery Date.
6.	Shipment and Risk of Loss. All prices shown on each Exhibit B — n are F.O.B. Supplier’s plant. All transportation, rigging, drayage, insurance, and other costs of delivery of Material to the Installation Site shall be paid by Client. Risk of loss shall pass to Client upon shipment.

7.	Title to Equipment. Title to all hardware items comprising Material shall remain with Supplier or Fiserv, as the case may be, until all payments therefore are made by Client and, until such time, Client agrees that it shall not sell, transfer, pledge, or otherwise dispose of such items without Fiserv’s prior written consent.

8.	Security Interest. Client grants Fiserv a security interest in each component part of Equipment and the proceeds thereof until the purchase price due Fiserv is paid in full. Client shall execute any instruments or documents Fiserv deems appropriate to protect the security interest and, in any event, this Exhibit shall constitute a financing agreement within the meaning of Article 9 of the Uniform Commercial Code and a copy of this Exhibit may be filed at any time after signature by Fiserv as a financing statement for that purpose. In the event of default in payment or other breach by Client, Fiserv shall have all rights and remedies of a secured creditor upon default as provided by applicable law. Fiserv shall, at its sole expense, file releases for any financing statements recorded pursuant to this Exhibit promptly upon receipt of final payment.

9.	Acceptance. Equipment shall be deemed to have been accepted when it has passed either Fiserv’s or Supplier’s standard post-installation test procedures at the Installation Site .

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

10.	Warranties. Fiserv warrants that Client will acquire good and clear title to all hardware items comprising Material free and clear of all liens and encumbrances. Fiserv warrants the equipment purchased and installed will perform at the standards set forth in separate agreements pertaining to the intended use of the equipment. Fiserv hereby assigns to Client all warranties Supplier has granted to Fiserv with respect to Material as set forth on each Exhibit B — n. Client hereby agrees to all of the terms and conditions applicable to those warranties and acknowledges that:
(a)	Neither Supplier nor Fiserv warrants that use of Material will be uninterrupted or error free; and

(b)	Supplier’s warranties, and the assignment of such warranties by Fiserv to Client, shall not impose any liability on Fiserv due to the services or assistance provided to Client by Fiserv with respect thereto .

Exhibit C
Software Products
WHEREAS, Fiserv is the licensor of Software (as defined below), and
WHEREAS, Client wishes to install and Use (as defined below) Software in Client’s premises.
NOW, THEREFORE, the parties hereto agree as follows:

1. Definition of Terms.
(a)	‘Computer System’ means the manufacturer-supplied equipment and software identified on each Exhibit C – n.

(b)	‘Documentation’ means the Software documentation specified on each Exhibit C – n.

(c)	‘Enhancements’ means modifications made to Software that add program features or functions not originally within the Software and that are provided upon payment of additional License Fees. Fiserv reserves the right to determine which changes are upgrades or separately priced enhancements.

(d)	‘Location’ means only the premises identified on each Exhibit C – n.

(e)	‘Maintenance Fee’ means the annual fee specified in each Exhibit C – n for Maintenance Services.

(f)	‘Maintenance Services’ means maintenance services described in Section 4 below. Maintenance Services are available only with respect to the current release of Software.

(g)	‘Non-conformity’ means a failure of Software to perform in substantial accordance functions described in the Documentation.

(h)	‘Operational Support’ means optional Fiserv services available, at Client request, to support Client’s Software operation. Operational Support shall only be available if Client is receiving Maintenance Services.

(i)	‘Professional Service Fees’ means fees specified in each Exhibit C – n for professional services provided by Fiserv.

(j)	‘Software’ means the standard, unmodified computer programs in object code, unless otherwise specified on each Exhibit C – n, together with one set of Fiserv standard documentation. Software does not include separate, independent, and stand-alone modules or subsystems that Client has developed and maintained without Fiserv’s assistance.

(k)	‘Software System’ means the Software and Third Party Software.

(l)	‘Special Maintenance Services’ means any other maintenance services as specified in Exhibit C – n.

(m)	‘Third Party’ means any party other than Fiserv, Client, and their respective employees, agents, and subcontractors.

(n)	‘Third Party Software’ means software provided by Fiserv that is owned or licensed by Third Parties, where applicable, as identified on Exhibit C – n.

(o)	‘Total License Fee’ means the total sum specified in each Exhibit C – n for Software. Any fees for modifications, enhancements, upgrades, or additions to Software are excluded from this Exhibit unless otherwise specified.

(p)	‘Upgrades’ means changes made to maintain compatibility with new system software releases or to improve previously existing features and operations within Software. This primarily includes Software program fixes.

(q)	‘Use’ means copying or loading any portion of Software from storage units or media into any equipment for the processing of data by Software, or the operation of any procedure or machine instruction utilizing any portion of either the computer program or instructional material supplied with Software at the Location. Use is limited to type of operations described in Fiserv documentation solely to process Client’s own work. Use specifically excludes any service bureau or time-share services to Third Parties without prior written consent by Fiserv and payment by Client of additional fees in accordance with mutually agreed terms.

2. License.
(a)	Fiserv agrees to furnish Software to Client and does hereby grant to Client a personal, non-exclusive, nontransferable License to Use the Software at the Location on the designated Computer System (i) to process the designated number of accounts; or (ii) by the maximum number of users; as specified in each Exhibit C – n.

(b)	Client may change the Location in the event Client transfers its data processing to a new location within the same country. Client will provide Fiserv with 60 days’ advance notice of any proposed transfer of operations. Assistance by Fiserv related to the transfer shall be chargeable at Fiserv’s then current professional service rates. Client shall reimburse Fiserv for any out-of-pocket expenses.

(c)	Fiserv prohibits the copying of any portions of the Software System except that Client may copy reasonable quantities of any standard end user documentation; and may copy machine language code, in whole or in part, in reasonable quantities, in printed or electronic form, for use by Client at the Location for archive, back-up, or emergency restart purposes, or to replace copy made on defective media. The original, and any copies of Software, or any part thereof, shall be Fiserv’s property.

(d)	Client shall maintain any such copies and the original at the Location and one Client archive site in the same country. Client may transport or transmit a copy of Software from the Location or the Archive Site to another location in the same country as the Location for back-up use when required by Computer System malfunction, provided that the copy or original is destroyed or returned to the Location or Archive Site when the malfunction is corrected. Client shall reproduce and include Fiserv’s copyright and other proprietary notices on all Software System copies made, in whole or in part, in any form.

(e)	Client shall not decompile, disassemble, or otherwise reverse engineer the Software System.

(f)	Third Party Software is provided to Client under the following supplemental terms:
(i)	Use of Third Party Software shall be restricted to use as part of the Software System.

(ii)	Third Party Software owners shall not be liable for any damages, whether direct, indirect, incidental, or consequential arising from the use of Third Party Software.

(iii)	Publication of benchmark tests of Third Party Software is permitted only in a writing signed by an authorized officer of Fiserv and the Third Party Software owner.

(iv)	Third Party Software owners are hereby designated as third party beneficiaries of this Exhibit as it relates to their software.

(v)	Third Party Software is not specifically developed, or licensed for use in any nuclear, aviation, mass transit, or medical application or in any inherently dangerous applications. Third Party Software owners and Fiserv shall not be liable for any claims or damages arising from such use if Client uses the Software System for such applications.
(g)	Client shall obtain and maintain at its own expense such data processing and communications equipment and supplies as may be necessary or appropriate to facilitate the proper use of the Software System.
3. Professional Services Terms.
(a)	Fiserv agrees to provide Client with access to Fiserv’s professional personnel at the rates identified in the Professional Services Fee table in each Exhibit C – n. Modifications to the Software shall be rendered as Development Services in accordance with Exhibit E.

(b)	If requested by Client and if applicable, and subject to a mutually agreed upon implementation, Fiserv agrees to provide Operational Support at the rates specified in Exhibit C – n. Operation Support may include the following services:
(i)	Operational Support Services
A.	Warehouse Server System Administration

B.	Analysis Server System Administration

C.	Database Administration

D.	InformEnt Administration
(ii)	Design and Planning Services
A.	Warehouse Server

B.	Analysis Server

4. Maintenance Services Terms.
(a)	Fiserv will provide the following maintenance services to Client:
(i)	Up to * for telephone support during normal business hours for reasonable operator support. For telephone support over * or not during normal business hours, Client will be charged Fiserv’s then standard professional service rates.

(ii)	On-site support, when requested by Client, will be provided at Fiserv’s then standard professional service rates.

(iii)	Software program fixes to correct Software Non-conformities for the current release will be provided within a reasonable period of time upon notice by Client. Client agrees to provide Fiserv with reasonable assistance and information in connection therewith.

(iv)	Software Upgrades will be provided to Client.

(v)	Training for updates may be offered to Client at Fiserv’s standard professional service rates. If such training is conducted at the Location or other Client site, Client agrees to reimburse Fiserv for its reasonable travel and out-of-pocket expenses.
(b)	The term for Maintenance Services shall begin upon the earlier of installation or 90 days from Software delivery and shall end upon termination of each Exhibit C-n.

(c)	Fiserv may utilize remote diagnostic software and dial-up telephone lines in providing these services. Client shall cooperate and assist Fiserv to expedite resolution of all Non-conformities. Access to Client’s computer systems via dial up access will be used exclusively for the purpose of diagnostics and will protect the access methodology from any non Fiserv entity.

(d)	Should Fiserv’s review of the Non-conformity indicate, in Fiserv’s reasonable opinion, that the reported problem is not a Software defect but is due to other problems including, but not limited to, input not in accordance with specifications, Client’s abuse or misuse of the Software System, or by a modification or addition to the Software System not performed by Fiserv, or by Client’s failure to properly maintain the Computer System or to install the required system software release as instructed by Fiserv, then:
(i)	Client agrees to reimburse Fiserv for the related costs of work performed by Fiserv in investigating the problem at Fiserv’s then standard professional service rates, and

(ii)	Fiserv, at Client’s request, shall advise Client whether Fiserv can correct or assist in resolving such problem, and the terms under which Fiserv shall undertake the same. Upon acceptance by Client, Fiserv shall correct or assist in resolving the problem in accordance with such terms.
(e)	Maintenance Fees shall be subject to annual increases on the anniversary date of this Agreement upon 30 days written notice to Client.

(f)	Network-related problems are not covered under Fiserv’s Maintenance Service. In the event Fiserv does provide such service, Client agrees to pay Fiserv’s then standard professional service rates.

(g)	Maintenance services in addition to those specified in this Section may be made available at Fiserv’s then standard professional service rates on a mutually agreed schedule.
5. Equipment Terms.
(a)	Client agrees to purchase, and Fiserv agrees to sell, the Computer System described in Exhibit C – n in accordance with the terms specified in Exhibit B. Fiserv shall arrange for installation of the Computer System in consideration of the Installation Fees listed on Exhibit C – n and Exhibit B.

(b)	Unless the parties agree otherwise, Fiserv shall not be responsible for the provision of any maintenance or repairs to the Computer System or of any parts or replacements for the Computer System.
6. Performance.
(a)	Client shall give Fiserv full access to the Location, the Software System, and the Computer System to enable Fiserv to provide Services and shall make available information, facilities, and services reasonably required by Fiserv for the performance of its obligations hereunder.

(b)	Work in determining the nature of any problem or in making corrections, amendments, or additions to the Software System may be carried out at Fiserv’s site or the Location, at Fiserv’s option. Fiserv agrees to protect

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

the integrity and security of any Client information resident on Client hardware during the time of any such diagnostics being performed.
(c)	Client agrees to maintain the Computer System, Software, and Third Party Software in accordance with Fiserv’s then current specified minimum configuration during the term hereof, or contract with Fiserv to so provide.
7. Warranties.
(a)	Fiserv warrants that Software will perform in accordance with its functional specifications when operated in the specified operating environment as described in the Documentation. Fiserv will provide replacements or corrections to Software that does not so perform where such failure is material, provided Fiserv is notified in writing. This warranty shall not apply if the problem is caused by unauthorized modification to the Software System, use of the Software in combination with non-Fiserv provided software, or by incorrect Use. Client acknowledges that the Software System is designed to operate on the Computer System and that the warranties given by Fiserv are conditional upon the procurement and maintenance by Client of the Computer System in accordance with the then current specified configuration.

(b)	Fiserv warrants that it has the right to License the Use of Software.
8. Indemnity.
(a)	Fiserv shall indemnify Client and hold it harmless against any claim or action alleging Use of Software infringes a patent, copyright, or other proprietary right of a Third Party enforceable in the Location. Client agrees to notify Fiserv promptly in writing of any such claim and grants Fiserv sole right to control the defense and disposition of such claim.

(b)	If, as a result of such claim, Fiserv or Client is permanently enjoined from using Software by a final, non-appealable decree, Fiserv, at its sole option and expense, may (i) procure for Client the right to continue to use Software or (ii) provide a replacement or modification for Software so as to settle such claim. If Software modification is not reasonably practical in Fiserv’s sole opinion, Fiserv shall discontinue and terminate this License upon written notice to Client and shall refund to Client the Total License Fees paid to Fiserv. In making this determination, Fiserv will give due consideration to all factors, including financial expense.

(c)	The foregoing states Fiserv’s entire liability for the infringement of any copyrights, patents, or other proprietary rights by Software or any part thereof, and Client hereby expressly waives any other liabilities on the part of Fiserv arising therefrom.

(d)	Fiserv shall have no liability for any claim based upon
(i)	Use of any part of Software in combination with materials or software not provided by Fiserv; or

(ii)	Modifications made by Client or any Third Party.
9. Title.
(a)	Nothing in this Exhibit shall convey to Client any title to or any rights in Software, including but not limited to all proprietary rights or ownership of any modifications. Client’s sole right in relation to Software or any modifications is Use of the same in accordance with the terms and conditions hereof.

(b)	The Software System and all modifications, enhancements, or upgrades made thereto, and all patents, copyrights, or other proprietary rights related to each of the above are the sole and exclusive property of Fiserv or its suppliers, whether made by Fiserv, Client, or any of their employees or agents. Client shall execute documents reasonably required by Fiserv to perfect such rights.

(c)	All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of the services performed hereunder by Fiserv or jointly with Client, shall be the sole and exclusive property of Fiserv or its corporate parent. Client shall be entitled to Use all such work product produced by Fiserv in accordance with the terms and conditions hereof.
10. Termination.
(a)	The termination of this Agreement shall automatically, and without further action by Fiserv, terminate and extinguish the License, and all rights in and to the Software System shall automatically revert irrevocably to Fiserv. Fiserv shall have the right to take immediate possession of the Software System and all copies thereof wherever located without further notice or demand.

(b)	If Client violates any of the Non-Assignment, License, or Use provisions of this Exhibit, or confidentiality provisions of the Agreement as relates to Software, and fails to remedy any such breach within 5 days of notice thereof from Fiserv, Fiserv may terminate this Exhibit without further notice.
11. Non-Assignment.
(a)	In the event of the sale of 50% or more of Client’s common stock, or the sale of all or substantially all of Client’s assets, or in the event of any merger in which Client is not the surviving organization, Client may transfer this Exhibit and upon Fiserv’s prior written consent (which consent shall not be unreasonably withheld) and upon payment of a mutually agreed to additional license fee for such transfer.

(b)	If the organization acquiring Client’s common stock, assets, or surviving a merger is an organization deriving more than 5% of its gross revenues from providing service bureau, time share, computer software consulting services, computer software licensing, or computer hardware sales, Fiserv shall be under no obligation to consent to such transfer.

Exhibit C – 1
Fiserv Account Sales and Teller
1. Term.
(a)	License Term. The term of the License grant shall begin on the Effective Date and shall continue co-terminous with the Agreement.

(b)	Maintenance Term. The term for Maintenance Services shall begin upon the date Client first uses the License and shall continue co-terminous with the Agreement.

(c)	Professional Services. Upon request at a rate of *.

Modules	FAST Account Sales and Teller

Number of Workstations	*

Computer System: Branch Fileserver	Pentium 233 MHz
(minimum configuration)	Disk space dependant upon transaction volumes and archiving options64 MB ECC RAM
Windows NT 4.0 (service pack 3)

Computer System: Workstation (minimum configuration)	Pentium 233 MHz 150 MB available 128 MB RAM SVGA 800 x 600 Windows 2000 Professional (Service Pack 3)

Computer System: Validation Printers	Addmaster IJ1000
Addmaster IJ2040 (Limited Support)
Addmaster IJ3160
Addmaster IJ5000 (Limited Support)
Epson TM-U375
Craden DP8
Craden DP9

Computer System: Passbook Printers	NCR 5223 Craden DP6 Craden DP8 Craden DP9

Computer System: Document Printers	HP Laser Jet III or higher Any printer with HP PCL5 support using standard driver

Unit License Fee	*

Third Party Software	Crystal Reports RUMBA Terminal Emulation Software Bankers Systems Electronic Forms (Optional)

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

2. Maintenance Services.

Modules	FAST Account Sales and Teller

Maintenance Fee	*

Installed Seats	*

(a)	Maintenance will be billed for the number of installed seats each month.

(b)	Client shall notify Fiserv as to the number of installed seats on or before December 31st of each calendar year.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit C – 2
Customer Service and Call Center Solution
     1. License.

Modules	Contact Management (includes 1 workflow designer license), Campaign Management, and Email Management

Computer System: Workstation (Minimum configuration)	Pentium 4 1.8 GHz or greater
256MB of RAM 512 recommended
500MB of free disk space
Video resolution 1024 by 768 with 17’ monitor
Internet Explorer 6.0 sp1 (128 bit required)
Supported operating systems: Windows 2000 with SP4; and XP

Computer System:

Database/Notification Server Recommendation (Up to 1000 users)	Dell PowerEdge 2650
Dual 3.2 GHz Xeon w/2MB Cache
4GB DDR 266MHZ Total DDR memory, 2X2 GB DIMMS
PERC3-DI 2 Internal Channel On-board RAID Controller 128MB Cache
Split Backplane, RAID 1/RAID 5
(2) 36GB Ultra 320 SCSI 15K RPM Hard Drive (mirrored OS)
(3) 73GB Ultra 320 SCSI 15K RPM Hard Drive (RAID5 Data)
1.44MB Floppy Disk Drive Included
24x IDE CD-RW/DVD ROM
Dual 10/100/1000 — Copper NIC Card
Redundant power supply
Standard Keyboard & mouse

Red Hat Enterprise Linux ES 3.0
3 yr Red Hat Network Subscription
3yr Gold support on-site 4hr response

Application/Web Server Recommendation	(2) Dell PowerEdge 2650 Dual 3.2 GHz Xeon w/2MB Cache 8GB DDR 266MHZ Total DDR memory, 4X2 GB DIMMS PERC3-DI 2 Internal Channel On-board RAID Controller 128MB Cache RAID 1
(2) 36GB Ultra 320 SCSI 10K RPM Hard Drive (mirrored OS)

1.44MB Floppy Disk Drive Included 24x IDE CD-RW/DVD ROM Dual 10/100/1000 — Copper NIC Card

Redundant power supply

Standard Keyboard & mouse Red Hat Enterprise Linux ES 3.0

Location	TBD

Total License	*

Seat Limitations	*

2. Professional Services.

Professional Service Fees	Standard implementation services estimate is* . Reasonable out-of-pocket expenses are Client’s responsibility.

3. Maintenance Services.

Modules	Contact Management, Campaign Execution, and E-mail Management

Annual Maintenance Fee	*

Initial Annual Support service fees will begin due upon delivery of the Licensed Programs or 90 days after the execution of this Exhibit, whichever date comes first.

Technical support for any database changes that may be required as part of a software upgrade for training/test system will be invoiced at a cost of *, plus reasonable out-of-pocket expenses.

Client agrees to pay an additional annual maintenance fee *.

4. Third Party Software

Description	Oracle Standard Edition (Application specific; assumes a four processor production server)

Location	TBD

Total License Fee	*

Annual Maintenance Fee	*

5. Additional Terms and Conditions.
(a)	*

(b)	License fees are due upon Exhibit execution.

(c)	Any increases in fees for third party components will result in an increase as Fiserv incurs them.

(d)	*

(e)	Standard Implementation. A Fiserv Implementation Project Consultant will be assigned to train the Client’s project leader. The Fiserv consultant will train the client on how to build, prepare and test the Contact Management application. The Client’s responsibilities include: gathering and documenting workflow data, building all system tables, validating and testing the system, coordinating technical resources, and managing the project by being the liaison between their organization and Fiserv.

(f)	Section 4 of Exhibit C shall be amended so that Maintenance Services for this Exhibit C – 2 shall be automatically renewed * .

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(g)	This agreement does not include the costs of PCs, servers and supporting software required: Microsoft Office products, including Word, Excel, Visio, and Front Page.

(h)	* found herein from Fiserv list prices will be applicable to the software license fees throughout the term of the agreement. Exceptions to this include any third party software license and software maintenance, any new modules not currently listed in the agreement, all professional services, and any hardware.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit C — 3
InformEnt
1. License.

Modules	InformEnt Suite includes:

Standard SourceOne Data Mappings

Financial Services Model

PowerShare

KnowledgeShare

Computer System	To be determined based on business requirements and account volumes, subsequent to this Exhibit C-3 execution.

Location	TBD

InformEnt Modules	User Type	Quantity *	License *	Extended License *

Financial Services Model	Server

PowerShare	Named Administrator

PowerShare	Named Developer

KnowledgeShare	Named Viewer

Total

2. Annual Maintenance.

InformEnt Modules	Quantity *	Unit Maintenance *	Extended Maintenance *

Financial Services Model

PowerShare-Named Administrator

PowerShare-Named Developer

KnowledgeShare-Named Viewer

Total

3. Professional Services.

Professional Service Fees	Standard implementation services estimate is * Additional days will be invoiced at * . Reasonable out of pocket expenses are Client’s responsibility.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

4. Monthly Operational Support.

Operational Support Fees	Initial operational support fee estimate *. Additional hours will be invoiced at *.

5. Third Party Software.

Description	Oracle 9 (Application specific)

Location	*

Total License Fee	*

Annual Maintenance Fee	*

6. Additional Terms and Conditions.
(a)	*.

(b)	*.

(c)	Fiserv agrees to the following fees for Contact * . Pricing does not include adjustment for third party fee increases, e.g. PowerShare, KnowledgeShare, Oracle, etc. Pricing will be adjusted to include any applicable increases immediately prior to Exhibit C-3 execution. License fees are due upon Exhibit execution, but no later than * .

(d)	Any increases in fees for third party components will result in an increase as Fiserv incurs them. Included in the license fee is the Standard SourceOne interface. Pricing does not include the costs for Fiserv to produce reports and does not include any integration costs to other third party systems. Additional interfaces may be provided through customization and a time and cost estimate will be developed for each additional interface.

(e)	Section 4 of Exhibit C shall be amended so that Maintenance Services for this Exhibit C-3 shall be automatically renewed unless Client provides 90 days prior written notice to Fiserv that Client wishes to discontinue Maintenance Services for this Exhibit C – 3.

(f)	Oracle Software license pricing is developed based on the number of processors. Software pricing will be developed at time of development of final hardware quote, based on Client’s unique requirements.

(g)	Telecom pricing is not included and will be developed based on Client’s business requirements and volumes immediately prior to Exhibit execution.

(h)	* found herein from Fiserv list prices will be applicable to the software license fees throughout the term of the agreement. Exceptions to this include any third party software license and software maintenance, any new modules not currently listed in the agreement, all professional services, and any hardware.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D
E-Commerce Services
Client agrees with Fiserv as follows:
1.	Services. Fiserv will provide Client the Remote Banking Services (“Remote Banking Services”), Internet Web Design Services (“Web Design Services”), and Internet Web Hosting Services (“Web Hosting Services”), (collectively, “E-Commerce Services”) as specified in Exhibit D — 1.

2.	Fees. *.

3.	Equipment and Supplies. Client shall obtain and maintain at its own expense such equipment as may be necessary or appropriate to facilitate the proper use and receipt of E-Commerce Services. * .

4.	Service Modifications. In connection with Fiserv’s provision of E-Commerce Services, either party may terminate E-Commerce Services, or any part thereof, immediately upon notice to the other party of any legislative, regulatory, or judicial (i) impairment of the provision thereof; and/or (ii) restrictions or conditions that would materially affect the integrity thereof.

5.	Effect of Termination. Upon any termination or expiration of this Exhibit, Client shall continue to be responsible for fees related to E-Commerce Services unless Fiserv receives written notice to delete Client Files from the Fiserv System. Client shall continue to be responsible for all data communications and modem fees until (i) all circuits are disconnected and the telecommunications company ceases invoicing Fiserv; and (ii) Fiserv receives back all equipment supplied to Client by Fiserv.

6.	Trademark and Content License. Client hereby grants to Fiserv a non-exclusive, non-assignable right to use Client’s trademarks, trade names, service marks, service names (collectively, “Trademarks”), and Content (as defined below) in connection with Fiserv’s provision of E-Commerce Services. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of Fiserv’s use of Trademarks and/or Content.

7.	Regulatory Compliance. Client shall use E-Commerce Services only in conjunction with lawful purposes. Client agrees not to use E-Commerce Services for any activities in violation of any laws or regulations, including, but not limited to, wrongful transmission of copyrighted material, sending of threatening or obscene materials, or misappropriation of exportation of trade or national secrets.

8.	Client Warranties. Client represents and warrants that (a) any work, content, or information (“Content”) provided to Fiserv is either original or that Client has the legal right to provide such Content; and (b) Content doesn’t impair or violate any intellectual property or other rights of Fiserv or any third party. Client will indemnify and hold harmless Fiserv, its officers, directors, employees, designated supplier, and affiliates against any claims or actions arising out of any breaches of the foregoing; or any improper use of information gathered through any co-branded site as part of E-Commerce Services. Client acknowledges that Fiserv shall not monitor, review, or approve any Content. Client acknowledges that access to E-Commerce Services shall be across public and private lines and that Fiserv has no control over such lines or the information available from non-Fiserv sources.

9.	Technical Support. Client agrees to provide all end user technical support. Fiserv will provide “second level” Technical Support to Client’s user support representatives. “Technical Support” means Fiserv will take an initial technical support inquiry from Client and initiate the troubleshooting process. Fiserv shall use commercially reasonable efforts to determine the source of technical support issues, and to remedy the issue. Technical Support is available as described in the Exhibits.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D – 1
E-Commerce Services Description
1. Services.
(a)	Fiserv will provide Client access to E-Commerce Services via internet browser and/or Telephone Banking, to communicate with the Fiserv System. Client’s customers may access and conduct certain business transactions to their enabled accounts from their PC(s) or telephone(s).

(b)	Fiserv will provide the following functions:
(i)	Sign on Authorization

(ii)	Account History for Demand and Savings accounts

(iii)	Bill Payment via Internet and/or Telephone Banking

(iv)	E-mail interface from customer to Client (if Client uses Fiserv as its Internet Services Provider)

(v)	Account Summary for Demand, Savings, Installment Line of Credit, and Mortgage Banking accounts

(vi)	Funds Transfer

(vii)	Stop Payments

(viii)	Check Reorders

(ix)	Reports (detailed on Exhibit D – 3 hereto)

(x)	Transaction history downloaded to Quicken or MS Money in QIF format
(c)	Upon reasonable request by Client and acceptance by Fiserv, * .

(d)	Client acknowledges and understands that E-Commerce Services may be subject to unavailability due to congestion or overload on public circuits supplied by third parties or due to downtime by such third parties.

(e)	Fiserv agrees to provide Second Level Customer Support to Client. “Second Level Customer Support” is defined as whereby Fiserv, during normal business hours, assists Client in resolving customer support issues related to the normal operation of Remote Banking Services that Client is unable to adequately resolve directly with the customer. Fiserv’s sole obligation is to provide timely response to Client for requests for Second Level Customer Support. In no event is Fiserv obligated to contact or receive support calls from Client’s customers to provide support for Remote Banking Services.

(f)	As part of Fiserv’s one-time Remote Banking implementation fee, Fiserv shall provide one day of on-site training, comprised of a general system overview, administration, and end user training in the use of E-Commerce Services. Client acknowledges and agrees to reimburse Fiserv for reasonable travel, boarding, and meal expenses incurred for such on-site training. Client further acknowledges that additional training, project management, and consulting may be obtained from Fiserv at the rates specified in Exhibit D – 2.
2. Client Responsibilities.
(a)	Client will facilitate timely cooperation between any necessary third parties in order for Fiserv to provide E-Commerce Services.

(b)	Client will provide Fiserv the applicable domain name for Remote Banking Services, if applicable.

(c)	Client will establish a web site using Client’s vendor of choice using a Client designated operable domain name.

(d)	Client will review and approve all applications for use of E-Commerce Services, using any validation procedures Client determines, in its sole discretion, are necessary to ensure the financial integrity of a participating customer.

(e)	Client will obtain from each customer with access to E-Commerce Services (a) a written application, the form of which will be provided to Fiserv; and (b) a written agreement sufficient to enable Client to comply with its obligations under this Exhibit, the form of which will be approved by Fiserv, with such agreement specifying the E-Commerce Services to be provided and customers’ obligations in using E-Commerce Services.

(f)	Client is, and shall remain, solely and exclusively responsible for any and all financial risks, including, without limitation, insufficient funds, associated with each customer accessing E-Commerce Services. Fiserv shall not be liable in any manner, for (1) merchant late charges or (2) lost or misdirected customer bill payments, unless all Fiserv merchant setup policies and bill payment entry policies are followed by Client and Fiserv commits a

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

wrongful act or omission to its stated policy as defined in Fiserv’s Bill Payment Operations Policy Manual. In no event shall Fiserv’s responsibilities for such penalties or late fees exceed * . Client shall be responsible for any late charges imposed by merchants or payees. Client shall instruct users of Bill Payment Services that payments should be initiated in advance of the due date by the number of days defined with the Fiserv Bill Payment Operations Manual in order to avoid the possibility of late payment and associated late charges.

(g)	Client acknowledges that Section (f)(2) will only apply if Client elects to use Fiserv’s back room operations facility for Bill Payment fulfillment. If Client elects to perform this function Section (f)(2) will not apply.

(h)	Client will use, and will instruct its customers to use, E-Commerce Services in accordance with such reasonable rules as may be established by Fiserv from time to time as set forth in any materials furnished by Fiserv to Client.

(i)	Client assumes exclusive responsibility for the consequences of any instructions it may give to Fiserv, for Client’s or its customers failures to properly access Remote Banking Services in a manner prescribed by Fiserv, and for Client’s failure to supply accurate input information, including, without limitation, any information contained in an application.

(j)	In the event that Client elects to utilize Fiserv’s back room facility for Bill Payment fulfillment, Client will designate a bank settlement account to be used for the purposes of settling, in aggregate, the financial transactions requested via E-Commerce Services. Fiserv shall provide Client with details of the specific transactions, reported similarly as other transactions may be done, that were a result of access to E-Commerce Services. Client shall be responsible for auditing and balancing of any settlement accounts.

(k)	In the event that Client elects to utilize Fiserv’s back room facility for Bill Payment fulfillment, Client will verify and reconcile any out-of-balance condition, and promptly notify Fiserv of any errors in the foregoing within 24 hours (exclusive of weekends and applicable holidays) after receipt of the applicable detail report(s) from Fiserv. If notified within such period, Fiserv shall correct and resubmit all erroneous files, reports, and other data at Fiserv’s then standard charges, or at no charge, if the erroneous report or other data directly resulted from Fiserv’s error.

(l)	Client is expressly prohibited from extending any warranty or warranties on Fiserv’s behalf to any person.

(m)	Client appoints Fiserv as its agent with the sole discretion for the selection of an interchange service for Fiserv’s use in providing bill payment services and other similar third party services, which may, from time to time, become available or be offered to Client as additional services.

(n)	Client agrees to provide first level customer support for E-Commerce Services with its customers.

(o)	Client will be responsible for the payment of all telecommunications expenses associated with E-Commerce Services.

(p)	Client acknowledges and understands its responsibility and liability as they relate to Client’s access to the Internet. Fiserv assumes no liability or control over the Internet access of its on-site systems and remote employee or affiliate access.

(q)	Client agrees to purchase any necessary equipment or software needed to provide E-Commerce Services from Fiserv or a Fiserv-approved alternative, and shall be responsible for maintaining such equipment or software in an operating condition, including any mandatory maintenance service programs prescribed by Fiserv. Fiserv will provide minimum specifications for all such equipment or software.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D – 2
E-Commerce Services Fee Schedule

System or Service	Unit Price *	Description *

Intrusion Attack Testing by Third Party

Intrusion Attack Testing

Professional Services

Telephone Banking

Flex-Phone VRU

Bill Payment Accounts

Non-Bill Payment Accounts

Auto Open Feature

Extended Availability

Implementation

Maintenance

Flex-Alert (Automated VRU Monitoring Tool)

Implementation Fee

One Call Feature

One Call Feature With Third Call Option

Two Call Feature

Two Call Feature With Third Call Option

Four Call Feature

Four Call Feature With Third Call Option

Per Minute Charge

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

System or Service	Unit Price *	Description *

Disaster Recovery Call Activity
Call Activity Tier

Bill Payment Accounts
Non-Bill Payment Accounts

TB 800# Access

Bill Payment Services
Monthly Merchant Fee

Account Processing Fees

Remote Payment Processing System
Maintenance
Activity
Fiserv RPPS Value Added Fee

Commercial Internet Banking (ManageIT)
Monthly Fee

Retail Internet Banking Solution
Classic (BankIT) Account Processing Fees
Retail Accounts
Commercial Accounts
Debit Card Requests
Advanced History Activity
Memo Activity

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

System or Service	Unit Price *	Description *

Retail Internet Banking (New Platform)
Gold Level Account Processing Fees
Retail Accounts
Commercial Accounts
Platinum Level Account Processing Fees
Retail Accounts
Commercial Accounts
Gold/Platinum Level Secure Message Forms
Implementation Fee
Gold/Platinum Level WebConnect
Implementation Fee
Gold/Platinum Internet Check Ordering Interface
Deluxe One Check Order/Reorder

Check Image Interface for Third Party
One Time Fee
Network Integration and Certification
Monthly Fee

Check Image Interface –ImageSoft - Nautilus
Implementation
Network Integration and Certification

Check Image Interface –Titan/eSquared
Implementation Fee
Monthly Fee

Professional Services
Services/ Modifications

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit D – 3
E-Commerce System Reports

Internet Banking (Browser-Based) Reports

n/a	NetTracker Reports

CSR Reports

Summary Report
Detail Report
View Account Summary
Comprehensive Activity Report

User Reports

User Summary
Frequent Users
New Users
Account Registration
User Status
Administrative Activity
Locked Accounts

Exhibit E
Development Services
Client agrees with Fiserv as follows:
1.	Development Services. Fiserv will provide Client with modifications, enhancements, and customized programming services (“Development Services”) and associated items for particular development projects as described in Exhibit E – n (each a “Development Project”). All Development Services for Development Projects shall be performed in accordance with the procedures set forth below. Any dates for performance are dependent upon the timely performance by each party of the tasks assigned under the project plans for such Development Services.
(a)	Business Requirements List. Client shall provide Fiserv with all necessary information concerning its requirements for Development Services in a Business Requirements List. Fiserv shall review and suggest revisions to such Business Requirements List on a timely basis. The parties shall mutually agree in writing on the final Business Requirements List for any such project.

(b)	Functional Specifications. Development Services shall be based upon specifications created by Fiserv and approved by Client as provided below:
(i)	Fiserv shall develop Functional Specifications based on the Business Requirements List for Client’s written approval. Fiserv shall not be obligated to perform any further development work until Functional Specifications are approved in writing by Client, which approval shall not be unreasonably withheld or unduly delayed. Fiserv agrees to work with Client to develop the functional specifications to assure areas of understanding are clear to achieve the expected results by the Client. This will include conference calls or as necessary, in person meetings with appropriate Fiserv and Client staff to achieve those objectives. Client shall be responsible for travel/out or pocket expense in the event meetings are required at the Client site.

(ii)	Modifications, changes, enhancements, conversions, upgrades, or additions to the agreed upon work beyond those stated in Functional Specifications shall be added only upon mutual written agreement. In the event the parties agree to add any such items, the Functional Specifications and applicable Project Plan shall automatically be modified to the extent necessary to allow for the implementation or provision of the items.
(c)	Project Plan. Fiserv shall develop a Project Plan for each Development Project based on Functional Specifications. Each such Project Plan shall contain a listing of the nature and timing of tasks for the project (including the development of an acceptance test), some of which are to be performed by Fiserv and some by Client. Fiserv shall utilize its commercially reasonable efforts to meet the dates set forth in the Project Plan or any replacement thereof. Modifications and changes to the Project Plan shall be only by mutual written agreement of the parties.

(d)	Acceptance Test. Fiserv shall prepare an “Acceptance Test” for the testing of each Development Project. Client shall timely review the proposed Acceptance Test. The Acceptance Test shall be adopted once Client’s written approval is given, which approval shall not be unreasonably withheld or delayed.

(e)	Acceptance Testing. Each Development Project shall be deemed successfully completed by Fiserv upon the completion of the Acceptance Test or by live operation and use of the Development Project in Client’s business for a period of 10 days, whichever occurs first. Client agrees promptly to notify Fiserv in writing (and with reasonable particularity) upon conclusion of testing or earlier upon discovery of any specification non-conformities disclosed by such testing. Fiserv shall correct any specification non-conformities disclosed by such testing within a reasonable time of Client’s notice.
2.	Estimated Fees.
(a)	Client shall pay Fiserv fees and other charges for each Development Project as specified in each Exhibit E–n (“Development Fees”). * . The minimum number of days will be clearly indicated on the estimate.

(b)	Client agrees to pay the reasonable travel and living expenses of any Fiserv employees and Fiserv authorized contractors who render services at any Client site in connection with each Development Project. All expenses shall be itemized on invoices submitted by Fiserv. Fiserv agrees to provide estimates of reasonable travel and living expense for Fiserv employees and/or that of authorized contractors who render services to Client at any Client site in each development project.

(c)	Should Fiserv provide installation, conversion, or training to Client for a Development Project, the fees therefore shall be as specified on each Exhibit E – n.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

(d)	Development Fees shall be paid 50% upon execution of each Exhibit E – n and 50% upon Development Project completion.

(e)	Fiserv reserves the right to increase the applicable maintenance fees for the Fiserv Service to which the Development Project relates. Any such increase will be disclosed as part of Exhibit E-n.

(f)	Fiserv reserves the right to charge Client at Fiserv’s then current professional services rates for any necessary retrofitting of Development Services when releases of the Fiserv System(s) to which Development Projects relate are made generally available. *.
3.	Use of and Rights to Development Projects. All information, reports, studies, object or source code, flow charts, diagrams, and other tangible or intangible material of any nature whatsoever produced by or as a result of any of Development Services and Development Projects shall be the sole and exclusive property of Fiserv or its corporate parent. Client shall be entitled to use the results of any Development Project in accordance with the terms and conditions of the Agreement unless otherwise covered in a separate agreement for the development effort.
4.	Development Project Termination. At Client’s sole option, Client may terminate any Development Project upon 1 month’s prior written notice to Fiserv, provided that Client agrees to pay Fiserv for any outstanding Development Fees for Development Services rendered prior to the effective date of termination. Client will be responsible to pay up to * of the initial development execution fee paid Fiserv as referenced in 3.(d) as a minimum if the project is terminated.
5.	Rescheduling. If Client is unable to provide access to required facilities or personnel or is unable to meet its tasks assigned on a Project Plan in a timely manner, Fiserv will endeavor to reschedule tasks to minimize non-productive time. All such non-productive time is chargeable to Client. If such non-productive time is expected to be significant, Fiserv will endeavor to reassign its personnel to other suitable work. In this event, Client will not be charged for the time personnel were reassigned.

*	Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Exhibit F
Item Processing Services
The Item Processing Services Agreement executed July 14, 2004, (Exhibit B) is incorporated into this Agreement with the intention that it shall form part of the Agreement dated January 1, 2005, as amended through the date hereof (collectively, the “Agreement”).
1.	Terms and Conditions. All terms and conditions included in the above stated Exhibit B shall remain in effect.